CONSENT OF COUNSEL

We consent to the reference to our Firm under the heading “Counsel” in Post-Effective Amendment No. 27 to the Registration Statement on Form N-1A of Gabelli SRI Fund, Inc. (formerly known as Gabelli ESG Fund, Inc.) as filed with the Securities and Exchange Commission on or about March 22, 2023.

/s/ Paul Hastings LLP

PAUL HASTINGS LLP

New York, New York

March 22, 2023